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                                                                EXHIBIT 99.1


[WMS INDUSTRIES, INC. LOGO]                                FOR IMMEDIATE RELEASE


NEWS ANNOUNCEMENT

CONTACT:

Scott Schweinfurth                            Joseph N. Jaffoni, Richard Land

Chief Financial Officer                       Jaffoni & Collins Incorporated
WMS Industries Inc.                           212/835-8500
847/785-3760                                  wms@jcir.com
sschweinfurth@wmsgaming.com

               WMS GAMING TO ALLOW RAPID ROULETTE(TM) DISTRIBUTION

                               AGREEMENT TO EXPIRE


Waukegan, IL - June 17, 2003 - WMS Gaming, a subsidiary of WMS Industries, Inc. (NYSE:WMS), announced today that, following an extended evaluation period, it intends to allow its agreement with Star Games Corporation Pty. Ltd. (ASX: SGS), to distribute Rapid Roulette(TM) devices in North America to expire on June 30, 2003. As a result of the expiration, WMS will record a non-cash pre-tax charge of approximately $3.5 million, or $0.07 per diluted share (after tax) in the June 2003 quarter related to reserves against Rapid Roulette inventory and the write-off of distribution rights assets.

Brian Gamache, President and CEO stated, "Over the last nine months, we invested significant effort and resources in attempting to bring Rapid Roulette to market in North America. Unfortunately, during this period, our distribution initiatives encountered several significant obstacles including regulatory, technical, and customer acceptance issues. Given the enormous amount of new product we plan to launch in the near future, including our new CPU-NXT(TM) operating system, Bluebird(TM) cabinet, Wide-Area Progressive system, mechanical reel and poker games, we believe it to be in our best interest to focus on our core business and offerings. We also believe our shareholders' interests will be best served by concentrating our resources on the successful introduction and delivery of our exciting new broad array of product."

                                     -more-

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WMS GAMING TO ALLOW RAPID ROULETTE AGREEMENT TO EXPIRE, 6/17/03           page 2


This press release contains forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involve risks and uncertainties as more fully described under "Item 1. Business-Risk Factors" in the Company's Annual Report on Form 10-K. The Company's actual results could differ materially from those anticipated in the forward-looking statements depending on factors, including, but not limited to: the expansion of legalized gaming into new markets; the development, introduction and success of new games and new technologies; the ability to maintain the scheduling of these introductions; the occurrence of software anomalies that affect the Company's games; the ability of the Company to implement its technology improvement plan; and the ability of the Company to qualify for and maintain gaming licenses and approvals. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.


         WMS Gaming Inc., a subsidiary of WMS Industries Inc., designs, manufactures and markets video and reel-spinning gaming devices and video lottery terminals.


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